EXHIBIT 10.1

                  Royalty Agreement between Parallel Solutions,
                        Inc. and Phase III Medical, Inc.







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                                                                   Exhibit 10.1

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks. Denote such omissions.

                                ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this "Agreement") is made as of the 5th day of December, 2003 (the "Effective Date") by and between Parallel Solutions, Inc., a Delaware corporation with offices at 763D Concord Avenue, Cambridge MA 02138 ("PSI"), and Phase III Medical, Inc., a Delaware corporation with offices at 330 South Service Road, Suite 120, Melville, New York 11747 ("Phase III") (PSI and Phase III are referred to individually as a "Party" and collectively as the "Parties").
         NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

Definitions.
"Affiliate".
Affiliate shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this Section, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.
"Field". Field shall mean therapeutic protein drugs and/or small molecule drugs that have been [**] characteristics, including, without limitation, (i) [**] of the pharmaceutical substance, (ii) [**], (iii) [**], and/or (iv) [**]. The Field shall not include any other molecules, or applications of [**], including, but not limited to, [**]. For purposes of clarity, if a [**], so as to confer [**] characteristics as set forth above, subject to the terms, conditions and exceptions set forth above, such Product shall be included in the Field. "Intellectual Property". Intellectual Property shall have the meaning set forth in Section 8(b). "Net Sales". Net Sales shall mean, with respect to a Product, the gross amount invoiced by PSI and/or its Affiliates (but not its or their licensees) on sales of Products for use in the Field by PSI and/or its Affiliates to unaffiliated third parties, less the following deductions: Trade, cash and/or quantity discounts actually allowed and taken directly with respect to such sales, as reflected in the amount invoiced;
Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly by PSI and/or its Affiliates with respect to the production, sale or use of the Product (excluding national, state or local taxes based on income), as reflected in the amount invoiced; Amounts paid to third parties to license patents covering such third party's technology if, in the absence of such license, the sale by PSI or its Affiliates of a Product would or is likely to, in the reasonable judgment of PSI, infringe such patents;
Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions; and Freight, insurance and other transportation charges incurred in shipping a Product, as reflected in the amount invoiced.
"Product". Product shall mean any product in the Field comprised in part of a [**] molecule.

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"Program  Patent Rights" shall mean all United States and/or foreign patents and
patent   applications,   and  all   substitutions,   divisions,   continuations,
continuations-in-part, reissues, reexaminations and extensions thereof that during the term of this Agreement are owned or otherwise controlled by PSI that relate exclusively to the Field.
"POC Study". POC Study shall have the meaning set forth in Section 3(a).
"Proof of Concept Guidelines". Proof of Concept Guidelines shall mean the guidelines applicable to the POC Study and set forth in Exhibit A.
"Term". Term shall have the meaning set forth in Section 7(a).
"Valid Claim". Valid Claim means a claim (i) of any issued, unexpired United States or foreign patent that shall not have been donated to the public, disclaimed, nor held invalid or unenforceable against the other Party by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) of any United States or foreign patent application that shall not have been cancelled, withdrawn, abandoned nor been pending for more than seven (7) years.

Development Funding.
-------------------
In consideration for rights received by Phase III under this Agreement and the obligations assumed by PSI hereunder with respect to the conduct of the POC Study, Phase III hereby agrees to pay PSI:
an aggregate sum of [**] Dollars (US$[**]), payable to PSI, for synthetic and in vitro work carried out by PSI ("PSI Research", which term is further defined in Exhibit A hereto), [**] Dollars (US $[**]) starting upon the Effective Date and then every thirty (30) days thereafter (collectively, the "PSI Funding" to be paid to PSI over such nine month period, hereinafter referred to as the "PSI Funding Period"); and
amounts reasonably required in order for PSI to complete the in vitro and in vivo evaluation of target molecules contemplated by the POC Study and the Proof of Concept Guidelines which are to be carried out by third party subcontractors engaged by PSI in reasonable consultation with Phase III ("Evaluation Study"), (collectively, the "Evaluation Funding", and together with the PSI Funding, the
"Development   Funding").   Phase  III  shall  pay  to  each  such  third  party
subcontractor amounts constituting Evaluation Funding within fifteen (15) days after its receipt from time to time from PSI of a written funding request specifying the subcontractor, the purpose of the study, and amounts required to be paid to the subcontractor. So long as Phase III provides as and when required under this paragraph at least $[**] of Evaluation Funding in addition to all PSI Funding as required in Section 2.2(a)(i), any right of Phase III under Section 4(a) or Section 4(b) only that is conditioned on it providing Development Funding or Evaluation Funding shall be deemed fully satisfied. If the POC Study is successful (as defined in Exhibit A), the Parties acknowledge that funding will be necessary beyond the Development Funding in order for PSI to develop a marketable product. At PSI's request, the Parties shall negotiate in good faith the terms and conditions of an agreement or amendment hereto under which Phase III provides to PSI such additional development funding; provided that, neither Party shall be obligated to enter into any such agreement.
The Parties also acknowledge that PSI may enter into a license with a third party pharmaceutical company that relates exclusively to the Field prior to Phase III making all contemplated Development Funding payments. In such event, upon consummation of such a license, and if PSI expressly waives in a signed writing to Phase III PSI's right to further Development Funding, Phase III shall have no further obligations to make such payments hereunder, but shall nevertheless still be entitled to receive its full [**] percent ([**]%) payment as set forth in Section 4 received by PSI from such third party or otherwise. In addition to the Development Funding, Phase III shall pay [**] percent ([**]%) of all legal and regulatory costs incurred by PSI for the prosecution of patent applications and maintenance of patents related exclusively to the Field and such other patents related to the Field which Phase III shall determine in consultation with PSI.
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Development Program.
--------------------
POC Study. (i) Subject to the terms and conditions of this Agreement (including the payment in full of the Development Funding), PSI shall use commercially reasonable efforts to perform the activities described in the proof of concept validation study for development of the [**] therapeutic protein delivery program as set forth as Exhibit A hereto (the "POC Study") for no longer than the PSI Funding Period plus the period required to do the Evaluation Studies; provided that, PSI may elect at its discretion for the three (3) month period immediately following the PSI Funding Period to continue to conduct the POC Study. Notwithstanding the foregoing, Evaluation Studies may, subject to payment in full of Development Funding, continue until complete or otherwise mutually agreed, regardless of the period of time required to complete such studies. The POC Study shall conform to the Proof of Concept Guidelines set forth in Exhibit
A. Not later than the date two (2) weeks after execution of this Agreement, PSI shall deliver to Phase III a more detailed POC Study plan with detailed monthly benchmarks or activity goals, and PSI shall thereafter use commercially reasonable efforts to meet the goals and benchmarks in such timetable. In no event shall PSI have any obligation to conduct any activity outside the scope of the Required Research (as defined in Exhibit A hereto) of the POC Study, and, in the event that Phase III fails to pay Development Funding as and when required in Section 2(a) above, PSI shall have no further obligation to conduct the POC Study as set forth herein.
         (ii) Within thirty (30) days following the conclusion of the
POC Study and receipt by PSI of all relevant subcontractor reports, PSI shall deliver to Phase III a written report including all subcontractor reports summarizing the results of the POC Study.
Notice of Transfer. If PSI determines to sell, assign or otherwise transfer ownership of or title to (a "Transfer") the Program Patent Rights and/or non-patented intellectual property owned by PSI that relates exclusively to the Field (collectively, the "Program Rights"), and PSI enters into substantive negotiations regarding the material terms and conditions of such potential Transfer with a third party, then PSI shall, on a one-time basis for each such potential Transfer, provide Phase III with reasonable advance written notice of the material terms and conditions of such Transfer and reasonable updates thereto. Such information shall be deemed to be the Confidential Information of PSI.
Reports. PSI shall provide written progress reports at the completion of each phase of the POC Study (e.g. [**]). Phase III shall have reasonable access to the facilities of PSI during normal working hours to review the POC Study upon reasonable prior notice to PSI.
Researcher. [**], or another capable immunologist or scientist appropriately skilled in the execution of the listed animal studies and approved by Phase III, shall be hired or contracted as a consultant by PSI during the three (3) month evaluation phase of the POC Study to oversee the external in vitro and in vivo research of the POC Study. PSI shall pay all compensation for such immunologist or scientist during such period, at no additional cost to Phase III beyond the amounts described in Section 2 of this Agreement.
Revenue Sharing.
---------------
Licensing Income. Subject to Phase III's payment in full (to the extent then due) of the PSI Funding and, to the extent required pursuant to Section 2(a)(ii), the Evaluation Funding, PSI shall pay to Phase III an amount equal to [**] percent ([**]%) of "Licensing Income" (in each case, as defined below). The term "Licensing Income" shall mean (A) amounts received by PSI and/or its Affiliates from unaffiliated third parties in consideration for the grant of an express license to manufacture, use, sell or otherwise exploit a Product for use in the Field, or otherwise to use in the Field the Program Rights, including,

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without limitation, all up-front fees, milestone payments, royalties, and other license fees, but specifically excluding (i) any payments for research and development activities or for the performance of any manufacturing or other services, to the extent reasonably related to the fair value of those services,
(ii) proceeds from the purchase of any assets or equity securities of PSI and/or its Affiliates acquired by a licensee or acquiror, whether by purchase, merger, consolidation or otherwise, provided that if there is both a license and an acquisition of assets or securities, only to the extent that the proceeds from the sale of such assets or securities are reasonably related to the value of such assets or securities; and (iii) proceeds from any loan or debt transaction with a licensee, less (B) amounts paid by PSI to third parties to license patents covering such third party's technology if, in the absence of such license, the license by PSI or its Affiliates to manufacture, use, sell or otherwise exploit a Product would or is likely to, in the reasonable judgment of the Parties, infringe such patents.
Sales Income. Subject to Phase III's payment in full (to the extent then due) of the PSI Funding and, to the extent required pursuant to Section 2(a)(ii), the Evaluation Funding, PSI shall pay to Phase III an amount equal to the [**] percent ([**]%) of the "Benchmark Percentage" (as defined below) of Net Sales. As used above, the term "Benchmark Percentage" shall mean a mutually agreed percentage equal to the average percentage royalty charged by companies similar to PSI for [**] drugs similar to the Products at the time of sale of such Products; provided, however, if the Parties are unable to reach an agreement on such percentage within sixty (60) days after either Party requested in writing that the Parties negotiate concerning such percentage, then either Party may submit this dispute to a single arbitrator with relevant industry experience appointed jointly by the Parties, or failing agreement on a joint appointment, appointed by the President of the American Arbitration Association ("AAA"), and such arbitrator shall then determine the Benchmark Percentage through an arbitration conducted in Cambridge, Massachusetts in accordance with the commercial arbitration rules of the AAA.
Payment Period. The payment obligations described in Section 4(a) and 4(b) above shall commence on the date hereof and shall continue so long as PSI is receiving any Licensing Income or Net Sales.
Actions by PSI. In the event that (i) any of the Program Patent Rights is infringed by a third party, (ii) PSI elects, at its sole discretion, to bring an action for infringement against such third party, and (iii) Phase III pays to PSI, from time to time as incurred by PSI, [**] percent ([**]%) of the out-of-pocket expenses and attorneys' fees of PSI relating to such action, then, any recovery of damages, including settlement proceeds and royalties, by PSI from any such action, shall be applied first in satisfaction of any unreimbursed out-of-pocket expenses and attorneys' fees of the Parties relating to such action, and then the remaining amounts from any such recovery shall be considered Licensing Income hereunder subject to Section 4(a) above.

Payments; Reporting
-------------------
Payment. All payments hereunder (whether pursuant to Section 2 or 4) shall be made by check or wire transfer to such bank and account as the recipient may from time to time designate in writing. All payments due hereunder are expressed in and shall be paid in United States Dollars.
Foreign Exchange. If any amounts due to Phase III under Section 4 hereunder are initially stated in a currency other than United States Dollars, then, for the purpose of calculating the amount due, such amounts shall be converted into

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United States Dollars at the exchange rate between those two currencies most recently quoted in the Wall Street Journal in New York as of the last business day of the calendar quarter for which such amounts are being paid.
Reports and Payments. (i) Monthly. Not later than thirty (30) days after the end of each month, PSI shall deliver to Phase III a monthly statement, setting forth the amounts due under Section 4(a) during the preceding month. Together with such report, PSI will pay Phase III payments accruing during such preceding month. (ii) Quarterly. Not later than 30 days after the end of each calendar quarter, PSI shall deliver to Phase III a quarterly statement, setting forth the amounts due under Section 4(b) during the preceding calendar quarter. Together with such report, PSI will pay Phase III payments accruing during such preceding calendar quarter. (iii) All reports and payments of amounts under this Section 5(c) not disputed as to correctness by Phase III within three (3) years after receipt thereof shall thereafter conclusively be deemed correct for all purposes.
Responsibility for Taxes. Sales, use or similar taxes now or hereafter imposed with respect to the transactions contemplated hereunder (but not income taxes or other taxes imposed upon PSI and measured by the gross or net income of PSI) shall be the responsibility of Phase III, and if paid or required to be paid by PSI, the amount thereof shall be added to and become a part of the amounts payable by Phase III hereunder.
Payable Only Once. The amounts payable under this Agreement shall be imposed only once with respect to the same unit of a Product.
Audits by Phase III of Licensing Income and Sales Income. PSI shall keep and shall require its Affiliates to keep within their control, complete and accurate records of the latest three (3) years of sales or licenses pursuant to which payments are due to Phase III under Sections 4(a) and (b) above. For the sole purpose of verifying amounts payable to Phase III, Phase III shall have the right annually at Phase III's expense to retain an independent certified public accountant selected by Phase III and reasonably acceptable to PSI, to review such records in the location(s) where such records are maintained by PSI or its Affiliates upon thirty (30) days written notice and during regular business hours. Any information made available during an audit shall be treated as the confidential information of PSI. Such review by Phase III shall be limited to one review per calendar year. If the review reflects an underpayment to Phase III, such underpayment shall be remitted to Phase III within thirty (30) days of written notice. If the underpayment is equal to or greater than seven percent (7%) of the amount that was otherwise due, PSI shall pay all of Phase III's reasonable costs of such review. If the review reflects an overpayment to Phase III, the amount of such overpayment shall be remitted to PSI within thirty (30) days of receipt of written notice thereof.
Cooperation.
------------
Consulting Services. Phase III shall provide to PSI, without charge, consulting services in connection with and during the course of the POC Study, to be determined by the mutual consultation of the parties. During the POC Study and Post-Study Period, Phase III will be provided with reasonable access to PSI's chief scientist working on the POC Study.
Licensing. PSI and Phase III shall cooperate to identify potential licensing partners and to secure licensing or royalty agreements with third parties. PSI shall use reasonable efforts to consult with Phase III prior to making a licensing decision, and to consider Phase III's advice in good faith. PSI shall provide Phase III with reasonable notice prior to PSI entering into a license or other agreement with respect to a Product with any third party.
Board Observer Rights. During the POC Study and for a period of nine (9) months after its conclusion (but in no event after the expiration or earlier termination of the Term), Phase III shall have the right to attend the portions of convened PSI Board of Directors meetings relating to the POC Study or to

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other matters related exclusively to the Field as a non-voting observer, subject to execution of an appropriate confidentiality agreement. Notwithstanding the foregoing, in no event shall Phase III have any right to observe or be present at the portion of any such meetings (i) during which PSI receives or discusses legal advice of any kind if its presence would impair or compromise attorney-client privilege or confidentiality, (ii) during discussions relating to any dispute under this Agreement, or (iii) during discussions regarding any other matter that PSI deems in the good faith exercise of its reasonable discretion to be in conflict of interest with Phase III.
Publications. To the extent permitted under publication guidelines and standards, Phase III shall be identified, either as a co-investigator or as having funded the study, as appropriate, with PSI in any publication of the results of the POC Study in peer reviewed scientific journals selected by PSI. PSI will use reasonable efforts to submit the results of the in vitro and in vivo studies for publication in a peer-reviewed journal within a reasonable period after the completion of the POC Study, subject to such delay as is deemed reasonably necessary by PSI to ensure appropriate patent filings to protect
PSI's intellectual property and competitive position. PSI in good faith will attempt to have its studies published in journals identified by Phase III. Publicity. Phase III and PSI must approve all public announcements of the relationship contemplated by this Agreement jointly, provided that neither Party's consent shall be required with respect to such announcements or disclosures that such other Party reasonably determines are necessary to comply with the federal securities laws, rules and regulations and any other legal requirements.
Term; Termination.
-----------------
Term. Unless sooner terminated pursuant to this Section 7, this Agreement will be effective as of the Effective Date and will remain in effect until the last-to-expire payment obligation of the Parties hereunder (such period of time referred to as the "Term").
Termination. In the event that either Party commits a material breach of its obligations under this Agreement (including, without limitation, an obligation to make a payment when due), and such Party fails to cure such breach within thirty (30) days after written notice from the other Party (or in the case of a breach of a payment obligation with respect to PSI Funding, within fifteen (15)
days), the notifying Party shall have the right to terminate this Agreement at any time thereafter upon further notice to the breaching Party.
Survival. Sections 8, 19 and 20 shall survive any expiration or earlier termination of this Agreement.
Insolvency. Each Party acknowledges and agrees that it intends that its obligations under this Agreement shall survive the insolvency of such Party. Further, to the extent applicable, all rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.
Confidential Information.
------------------------
Phase III and PSI each agree that all information received by one from the other pursuant to this Agreement (1) shall be received in strict confidence, (2) shall be used only for the purposes of this Agreement, and (3) shall not be disclosed by the recipient Party, its agents or employees without the prior written consent of the disclosing Party, except to the extent that the recipient Party can establish competent written proof that such information:
was in the public domain at the time of disclosure;
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later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns;
was lawfully  disclosed to the recipient Party by a third party having the right
to  disclose  it  without  such  third  party   violating  its   confidentiality
obligations to the disclosing Party; was already known by the recipient Party at the time of disclosure;
was independently developed by the recipient Party;
is required by law or regulation to be disclosed, provided however, that (a) the disclosing Party shall first give the other Party written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment; and (b) information disclosed pursuant to this Section 8(a)(vi) shall otherwise remain Confidential Information for the purposes of this Agreement; or is disclosed to potential investors or lenders on a need-to-know basis and pursuant to confidentiality agreements no less protective of such information than the terms and conditions of this Section 8.
PSI understands that Phase III is a publicly held corporation and that trading in its securities while in possession of material, non-public information related to Phase III may violate federal and state securities laws.

Intellectual Property. Each Party shall retain all rights to all inventions, patents, copyrights, trade secrets and other intellectual property ("Intellectual Property") conceived or reduced to practice by such Party prior to or during the course of this Agreement. The Parties expressly agree that all Intellectual Property conceived, reduced to practice or otherwise arising from the POC Study shall be owned exclusively by PSI. Phase III shall have no right or license implied or otherwise in or to any intellectual property or data owned or controlled or utilized by PSI, including, without limitation, any intellectual property conceived in the course of the POC Study. All inventions and results of the POC Study shall be the Confidential Information of PSI, but subject to disclosure by Phase III pursuant to 8(a) above.

Representations and Warranties.
-------------------------------
Representations of Authority. PSI and Phase III each represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.
Consents. PSI and Phase III each represents and warrants that all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been and shall be obtained.
No Conflict. PSI and Phase III each represents and warrants that the execution and delivery of this Agreement, the performance of such Party's obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations and (ii) do not and will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of such Party.
Intellectual Property. PSI represents and warrants to Phase III as of the Effective Date that: To PSI's actual knowledge, PSI has the full power and right to grant to Phase III the rights set forth in this Agreement, free of any liens, claims, fees, commissions or other encumbrances, other than pursuant to licenses and any research, development and consulting agreements that have been provided to Phase III.
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To PSI's actual knowledge, without having made an investigation, the operations of PSI in the Field do not infringe upon or conflict with the Intellectual Property of any other person in the Field. [**].
To PSI's actual knowledge, all such Intellectual Property owned or licensed by PSI, has not been challenged in any judicial or administrative proceeding, and no written claim has been received by PSI, and to its actual knowledge, no claim is pending or threatened against PSI, to the effect that any such Intellectual Property owned or licensed by PSI is invalid or unenforceable by PSI.
With respect to the Field, to PSI's actual knowledge, no person nor such person's business or products has infringed or misappropriated the Intellectual Property owned or licensed by PSI or currently is infringing or misappropriating such Intellectual Property owned, purported to be owned or licensed by PSI.
Each present or past employee or officer has executed a written agreement with PSI that (a) conveys any and all right, title and interest in and to all Intellectual Property developed by such person in connection with such person's employment or contract to PSI, (b) requires such person, during and after the term of employment or contract, to cooperate with PSI in the prosecution of any patent applications filed in connection with such Intellectual Property, (c) establishes that to the extent such Person is an author of a copyrighted work created in connection with such person's employment or contract, such work is assigned to PSI, (d) includes a representation and covenant by such person that no process, technique, innovation or other work product provided to PSI is or will be derived from or otherwise constitute the proprietary information of a prior employer or contractor, in contravention of any prior confidentiality agreement, and (e) obligates the employee or contractor to keep any confidential information, including trade secrets, of PSI confidential both during and after the term of employment or contract.
To PSI's actual knowledge, it is not necessary for the business of PSI in the Field to use any Intellectual Property owned by any present or past director, officer, or employee of PSI. Covenant. PSI shall notify Phase III of patentable inventions for which PSI files a Program Patent Right. PSI shall use commercially reasonable efforts during the POC Study and Post-Study Period (i) to evaluate potentially patentable inventions in the Field, and (ii) to determine whether to file patent applications covering such inventions, taking into account relevant factors, including, without limitation, PSI's past practices, intellectual property strategy, and PSI's financial constraints. Assignment. Either Party may in its sole discretion assign this Agreement or any of its rights, interests or obligations hereunder with or without the prior written approval of the other Party; provided that, the assignee assumes all obligations of such Party under this Agreement; and, provided further, that if such assignment is made by PSI in connection with the transfer or sale of all or substantially all of the business of PSI to which this Agreement relates, whether by merger, sale of stock, sale of assets (including a transfer of the Program Rights), or otherwise, it is understood and agreed that (i) the products of such Acquiring Party conceived, reduced to practice, developed or independently acquired prior to such acquisition or after such acquisition without use of the technology acquired from PSI shall not be deemed Products hereunder, (ii) the intellectual property, technology and other rights of the Acquiring Party conceived, reduced to practice, developed or independently acquired prior to such acquisition or after such acquisition without use of the technology acquired from PSI shall not be deemed to be Program Patent Rights or otherwise subject to the terms or conditions of this Agreement, and (iii) following such acquisition, PSI's (or the Acquiring Party's or its successor's) obligation to pay amounts due under Section 4 hereof shall be assumed and
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continue, subject to the terms of this Agreement, so long as PSI or such
Acquiring Party (or its successor) is receiving any Licensing Income or Net Sales (as provided in paragraph 4(c). This Agreement shall inure to the benefit of the Parties hereto and be binding on their respective successors and permitted assigns. It is understood and agreed by the Parties that, upon the sale or assignment by PSI and/or any of its Affiliates of the Program Rights to any unaffiliated person or entity (the "Acquiring Party") (whether on a stand-alone basis or pursuant to a transaction involving the transfer or sale of all or substantially of the business of PSI to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise), PSI shall assign this Agreement to the Acquiring Party and the Acquiring Party shall assume the rights and obligations of PSI under this Agreement.
Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.
Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
Titles. The titles and headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
Waiver. The failure of any Party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of any Party with respect to such term, covenant or condition will continue in full force and effect.
Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to PSI, to
Parallel Solutions, Inc.
763D Concord Avenue
Cambridge MA 02138
Attention:  Dermot Liddy, CEO
Telephone: 617-876-2178
Facsimile: 617-876-0728

If to Phase III, to
330 South Service Road, Suite 120
Melville, NY 11747
Attention:  Mark Weinreb, President and CEO
Telephone:  631.574.4955
Facsimile:  631.574.4956

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if sent by facsimile, (iii) three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one business day after the date of sending, if sent by Federal Express or other recognized overnight courier. Entire Agreement. This Agreement (which term shall be deemed to include the Exhibits hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement. Modification. Except as otherwise provided herein, this Agreement cannot be amended or modified except by subsequent written agreement among Phase III and PSI. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Each PSI and Phase III submits to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts.
No Consequential Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. Warranty Disclaimer. Except as expressly set forth in Section 9, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT PRODUCTS WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF PRODUCTS ARE DEVELOPED, WITH RESPECT TO SUCH PRODUCTS, AND THE PARTIES DISCLAIM ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.
PARALLEL SOLUTIONS, INC.
By:      /s/Dermot Liddy
   ----------------------
Name:     Dermot Liddy
    ---------------------
Title:        CEO.
      -------------------
PHASE III MEDICAL, INC.
By:       /s/Mark Weinreb
   ----------------------
Name:     Mark Weinreb
     --------------------
Title:    President & CEO
      -------------------


EXHIBIT A
                           PROOF OF CONCEPT GUIDELINES

     For the sake of clarity, both Parties agree that the POC Study shall consist of Required Research only (as defined below) and that the duration of this POC Study is no longer than nine (9) months (plus, at PSI's discretion, an additional three (3) months), absent further mutual agreement between the Parties. Both Parties also agree that potential additional research, as further described below, may be added to the POC Study by mutual agreement of both Parties. The Parties agree that both the Required Research and any such additional research shall be at the expense of Phase III Medical to the extent described herein and that such additional research may involve extending the duration of the POC Study. The compound that will be tested during the Required Research shall be [**]. [**]The definition of a successful Required Research study shall be as follows: The POC Study shall be deemed successful if the results indicate that [**] than the [**], as determined from [**] with respect to [**]; and (b) is likely to be [**]. The Parties understand and agree that there is no requirement or assurance that the Required Research will be successful.
"Required Research" shall mean PSI Research and Evaluation Study, as those terms are defined below.

PSI Research
Up to [**] during the duration of the POC Study. The Parties recognize the possibility that [**]. Both Parties agree that they will [**].

A number of lead compounds may be [**] performed by PSI. Such candidates [**]. These lead compounds will [**]. [**]

(b) Evaluation Study
[**] testing of a lead candidate or candidates as outlined above will [**]. Such testing shall be [**] to the extent described herein.

[**] testing of the lead candidates in the [**]. Such testing shall be [**] to the extent described herein.

[**] testing will also include [**]. Such testing shall be [**] to the extent described herein

[**] testing will include [**]. In this regard, [**]. Such review shall [**] to the extent described herein.

Potential Additional Research

At Phase III's request and as agreed by PSI, PSI shall [**] the lead candidate or candidates. The expense for such studies shall be as determined hereafter by the Parties.

At Phase III's request and as agreed by PSI, PSI shall [**].

Such testing shall [**] as determined hereafter by the Parties.

At Phase III's request, and as agreed by PSI, [**] shall be [**]. The expense for such studies shall be as determined hereafter by the Parties.